Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Chemomab Therapeutics Ltd. (formerly Anchiano Therapeutics Ltd.):

We consent to the use of our report dated March 16, 2021, with respect to the financial statements of Chemomab Ltd. incorporated herein by reference.

/s/ Somekh Chaikin Somekh Chaikin
Certified Public Accountants (lsr.)
Member Firm of KPMG International

Tel Aviv, Israel

September 13, 2021